M Launching Now



SEO-BO'S MARKET IS THRIVING

On October 5th, He Achieved His Top Auction Record With Another Work From The Écriture Series

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20%

Similar Sales Appreciation Rate[1]



$3M
$2.3M
$1.5M
$0.8M
2005
2007
2008
2009
2011
2012
2013
2015
2016
2017
2019
2020
2022
2023

Sotheby's
@Sothebys

#AuctionUpdate: The second largest masterpiece by Park Seo-Bo to appear at auction, Ecriture 37-75-76, soars to HK$20.4m / US$2.6m - a world auction record for the artist



THE ÉCRITURE SERIES IS GLOBALLY CELEBRATED

Louis Vuitton
@LouisVuitton

Tactile light by #ParkSeoBo. Richly embellished, the Korean artist's #LVArtycapucines adapts a 2016 work from his celebrated "Écriture" series to the surface of the iconic #LouisVuitton bag. Discover this year's edition of artistic collaborations at on.louisvuitton.com/6011MlCoS




PARK SEO-BO
écriture
PARK SEO-BO
écriture



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"Park Seo-Bo is credited with revolutionizing painting and 'mastering traditional paper as a color, as texture, even as a shape.'"

— The New York Times

Important Disclosures

1. The table and chart above capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Park Seo-Bo with the following criteria: Horizontal paintings created between 1967 and 1987 that measure between 40 and 90 inches in size, excluding works with paper and works with horizontal pencil markings and including one prior sale of the artwork. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth above is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table above, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 20.0% CAGR implied from selected sales occurring from March 31, 2006 to May 28, 2023.

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Art sales price data and metrics are used for comparative modeling purposes only. Each painting is unique, and historical price trends of a group of selected artwork are not a direct proxy for the historical price performance of any specific painting or any investment in securities referenced. The data shown represents the whole art and is not comparative to an investment in our offerings, which includes fees and expenses.

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